Exhibit 10.1

TAX INDEMNIFICATION AGREEMENT

This Tax Indemnification Agreement (the “Indemnification Agreement”), dated as of the 29th day of December 2011, is entered into by F.N.B. Corporation (the “Company”) and Robert J. McCarthy, Jr. (the “Executive”).

WHEREAS, pursuant to an Agreement and Plan of Merger dated as of June 15, 2011 (the “Merger Agreement”) between the Company and Parkvale Financial Corporation (“PFC”), PFC shall merge with and into the Company (the “Merger”), effective as of January 1, 2012, and thereafter PFC shall cease to exist as a separate legal entity;

WHEREAS, the Executive is a participant in the Parkvale Financial Corporation Amended and Restated Supplemental Executive Benefit Plan (the “SEBP”) and the Parkvale Savings Bank Amended and Restated Executive Deferred Compensation Plan (the “EDCP” and together with the SEBP, the “Deferred Compensation Plans”);

WHEREAS, PFC will incur a change in ownership or effective control (a “Change in Control”) within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) upon the Merger;

WHEREAS, pursuant to the Company’s request, PFC and Parkvale Savings Bank (collectively, “Parkvale”) have agreed to terminate the Deferred Compensation Plans in connection with the Merger and to pay out the Executive’s account balances under the Deferred Compensation Plans in a lump sum prior to completion of the Merger, except that, due to TARP restrictions, bonus-related deferrals under the EDCP and SEBP will be paid by FNB in 2012 following completion of the Merger and redemption of the TARP preferred stock issued to the U.S. Department of the Treasury;

WHEREAS, Sections 7.2(b)(i) and 8.2(i) of the SEBP and the EDCP, respectively, permit the Deferred Compensation Plans to be irrevocably terminated within 30 days prior to the occurrence of a change in control and payment of the account balances to be accelerated, provided that certain conditions set forth in Treas. Reg. §1.409A-3(j)(4)(ix)(B) are satisfied; and

WHEREAS, the Company has agreed to indemnify the Executive as set forth herein in the event that the Internal Revenue Service determines that the distributions under the Deferred Compensation Plans in 2011 were not made in compliance with Section 409A of the Code;

NOW, THEREFORE, in consideration of the promises, covenants and agreements of the parties contained herein, and incorporating the foregoing recitals, the parties, intending to be legally bound, agree as follows:

1.

Gross-Up Payment. If it shall be determined that any distributions made under the Deferred Compensation Plans which are made in connection with the termination and liquidation of such plans (all such distributions being referred to herein as “Gross Payments”) are subject to the 20% additional tax and/or interest or other penalties imposed by Section 409A of the Code (such additional tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Additional Tax”) by reason of the payment of such amounts in 2011, then the Company shall pay to the

Executive, in a lump sum, an additional payment (the “Gross-Up Payment”) in an amount such that after the payment by the Executive of all federal, state and local income or employment-related taxes imposed on the Gross-Up Payment (including Social Security and Medicare taxes, and reflecting the phase-out of deductions and the Executive’s ability to deduct certain of such taxes, and including any interest or penalties imposed with respect to such taxes not being timely paid), the Executive retains an amount of the Gross-Up Payment equal to the Additional Tax imposed on the Gross Payments.

2.	Determinations. All determinations required to be made under this Indemnification Agreement, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized accounting firm designated by the Company (the “Accounting Firm”). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment shall be paid by the Company to the Executive as provided in Paragraph 4 hereof. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

3.	Claims. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive receives written notice of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, then the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, with all fees and expenses of such attorney to be borne solely by the Company and paid by the Company directly;

(iii) cooperate with the Company in good faith in order effectively to contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest for the period commencing upon the date of this Indemnification Agreement and ending upon the date of final resolution of the contested claim and shall indemnify and hold the Executive harmless, on an after-tax basis, for any income taxes imposed as a result of such representation and payments of costs and expenses.

The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. The Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine.

4.	Time of Payment. Any Gross-Up Payment payable by the Company under this Indemnification Agreement shall be paid to the Executive no later than five (5) business days prior to the date on which the Executive is required to remit the related taxes to the taxing authority or, in the case of a tax audit or litigation addressing the existence or amount of a tax liability, no later than five (5) business days prior to the date on which the taxes that are the subject of audit or litigation, if any, are required to be remitted to the taxing authority. If, after the receipt by the Executive of a Gross-Up Payment from the Company pursuant to this Indemnification Agreement, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto) no later than five (5) business days following the Executive’s receipt of the refund.

IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement as of the dates set forth below.

F.N.B. CORPORATION		EXECUTIVE

By:	Stephen J. Gurgovits	/s/ Robert J. McCarthy, Jr.
Robert J. McCarthy, Jr.

	Chief Executive Officer	12/29/2011
	Title	Date

12-29-2011
Date